UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 15/A

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934

                         Commission File Number: 0-19949


                              SCARAB SYSTEMS, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)

          406 - 280 Nelson Street, Vancouver, British Columbia V6B 2E2
                                 (604) 417-6172
                                 --------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock $0.001 par value
                          -----------------------------
            (Title of each class of securities covered by this form)

                                      None
                                      ----
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        [X]       Rule 12h-3(b)(1)(i)        [ ]
      Rule 12g-4(a)(1)(ii)       [X]       Rule 12h-3(b)(1)(ii)       [ ]
      Rule 12g-4(a)(2)(i)        [ ]       Rule 12h-3(b)(2)(i)        [ ]
      Rule 12g-4(a)(2)(ii)       [ ]       Rule 12h-3(b)(2)(ii)       [ ]
                                           Rule 15d-6                 [ ]

     Approximate number of holders of record as of the certification or notice date: 220

     The Registrant hereby files this amendment to withdraw its Form 15 filed on June 30, 2003 with the U. S. Securities and Exchange Commission. The Registrant will file, within 60 days of this amendment, all reports that would have been required had the certification on Form 15 not been filed.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Scarab Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: July 9, 2003                           By:/s/ Thomas E. Mills
                                                --------------------------------
                                                Thomas E. Mills, President & CEO